TIM HORTONS INC. 874 SINCLAIR ROAD, OAKVILLE, ONTARIO L6K 2Y1 TELEPHONE: (905) 845-6511, FACSIMILE: (905) 845-0265 Dear Shareholders: As you are aware, before shareholders at the annual and special meeting on May 8, 2014, is a proposal for amendments to the Corporation’s By-Law No. 1. In response to shareholder input, on May 2, 2014, the Board approved further amendments to the By-Law, as follows:  The newly added prohibition on third-party director compensation was deleted in reliance on our existing requirement that such arrangements be disclosed by nominee-directors in advance;  The Board revised the existing requirement that nominee-directors comply with all publicly disclosed corporate policies to disclosure of non-compliance; and  We removed the tie-breaking vote of Committee Chairs. Although these changes addressed all of the items identified by Institutional Shareholder Services (ISS) in its original report, ISS’s recent proxy alert continues to recommend against the By-Law amendments. In its original report, ISS stated that the purpose of advance notice provisions are to “…provide timely disclosure about potential nominees in order for shareholders to make informed voting decisions.” We agree. In its updated alert, however, ISS is now taking the apparently new view that advance notice by- law provisions should not require disclosure “…beyond what would be required to be disclosed within a dissident proxy statement.” Whether or not any such disclosure is required to be included in a dissident proxy statement, this disclosure is beneficial in that it enhances transparency and will, accordingly, improve the underlying quality of the shareholder vote. Our Board requires disclosure of compliance with these same standards annually before it recommends directors to shareholders in the Company’s proxy statement. Glass Lewis continues to recommend in favor of the proposed amendments to the By-Law. If you have not yet voted, or if you have voted on the basis of ISS recommendations alone, we urge you to further reconsider these matters based on our additional By-Law amendments approved by the Board on May 2, 2014, and the information contained in this supplemental letter. Thank you for your prompt attention to this important matter. Jill Sutton Executive Vice President, General Counsel and Corporate Secretary Exhibit 99.1